COMPANY FACT SHEET

RODOBO INTERNATIONAL, Inc.

A fast growing non-state-owned dairy company in China, addressing large and growing markets, Rodobo produces high-quality, branded milk formula and whole milk powder products for infants, children, the middle aged and the elderly in China. Revenue for Q3 ended June 30, 2010 increased 86.5% over Q3 2009.

Rodobo International Inc. ("Rodobo," or the "Company"), headquartered in Harbin in Heilongjiang province, is engaged in the production, processing, distribution and development of high quality, high margin milk formula products in the People's Republic of China for infants, children, the middle-aged, and the elderly. Founded in 2002, Rodobo has grown steadily, with **revenue growth of 57% CARG from 2006-2009.**

The acquisition of the Beixue Group in February 2010 expanded the Company's milk powder processing capacity five-fold and contributed $6.6 million in sales to Q3 2010 ended June 2010.



Production Facility, Qinggang County, Heilongliang province

Revenue for Q3 2010 rose to a record $19.1 million, up 86.6% from $10.3 million in Q3 2009. **Net income** for the period was $2.7 million, up 32.8% from $2 million in Q3 2009.

Diversified Product Lines

Three product lines with thirty-seven different products

- Infant and Children Formula
- Middle aged and Elderly Formula
- Whole Milk Powder

The Company maintains the highest standards of quality control with ISO9001 and HACCP certifications. Half of the Company's products are "Green Food" certified and Its *Rodobo*, *Healif* and *Peer* brands are positioned as high premium brands and sold at **over 4,463 retail sales points in nine provinces in the PRC.**





Secured Raw Milk Resources

Rodobo has four production facilities – one located strategically at Qinggang County in Heilongjiang province and three at Hulunbeier Grassland in Inner Mongolia. Both locations are among the world's three major black soil plains and recognized as some of the world's best areas for dairy cow farming. A newly constructed dairy farm added 25 tons of raw milk per day in 2009 from over 1,749 dairy cows. The Company also owns and operates 15 raw milk collection stations that account for approximately 40% of its raw milk supply in Heilongjiang province. The Company has exclusive contracts with over 1,300 local farmers and state-of-the-art automated equipment that prevents human contact and contamination.

Rodobo 乳多宝

OTCBB: RDBO

www.rodobo.com

INVESTMENT HIGHLIGHTS

- US public company since 2008
- Record net income of $8.8M for nine months ended June 30, 2010
- Revenue for Q3 2010 increased by a record **86.5%** over Q3 2009
- Management **guidance for Q4:** Revenue to rise to $20-24 million; net income $3.0-3.2 million
- Market share and distribution increased in Q3 2010
- $2.64 million received through private placement in June 2010
- Large and growing industry with high barriers to entry
- Sole milk manufacturer with rights to use "China Nutrition Society Development" labeling
- Diverse portfolio of products with high-margin focus
- Rigorous quality controls, established reputation and wide distribution network
- Proven management team with extensive industry experience

Financial Profile

Fiscal Year End:	September 30
Exchange:	OTCBB
Symbol:	RDBO
52-week high/low:	$5.00/$1.51
Shares outstanding:	28 million
Market cap:	$58.81 million

(Source: Company documents and Yahoo Finance 09/02/10)

Strong Distribution Network

Rodobo uses a dealer distribution model to deliver its infant and senior milk formulas to end-users. Whole milk powders are sold directly to consumer food companies such as Wahaha, Mengniu and Daliyuan. During Q3, the Company expanded its distribution network into new provinces such as Jiangsu and Anhui and added 38 distributors, bringing the total number of distributors to 126 across 9 provinces in China.

Marketing Strategy

Expanding into new markets, Rodobo is creating premium brand images for its Rodobo, Peer and Healif brands through on-site promotion and advertising campaigns, which are less costly and more effective than national TV advertising. The Company is also redesigning packaging to promote a premium quality image.

Record results for Q3 ended June 30, 2010

For the nine-month period ended June 30, 2010:

- **Revenue:** $19.1 million, up 86.5% from $10.3 million in Q3 2009
- **Gross Profit:** $7.3 million, up 25.6% from $5.8 million in Q3 2009
- **Net income:** $2.7 million, up 32.8% from $2 million in Q3 2009.

Financial Condition

As of June 30, 2010, Rodobo had $12.8 million in cash and cash equivalents, $6.2 million in current liability and no long-term debt. Shareholder's equity was $56.2 million, up from $21.3 million as of September 30, 2009. Net cash from operating activities during the 9 months ended June 20, 2010 was $8.6 million.

Fourth Quarter Guidance

For Q4 2010, management expects **Revenue to be $20-24 million and Net Income to be in the range of $3.0-3.2 million.**

Growth Strategy

- Integrate and realign production lines of acquired Beixue Group to increase operating efficiency
- Expand market share
- Expand production capacity and distribution channels
- Increase marketing and sales spending
- Expand to new geographic regions
- Build nationwide brand recognition with continue focus in 2nd, 3rd and 4th tier cities
- Target acquisition and consolidation opportunities in distribution channel.
- Further diversify product offerings
- Develop new higher margin products for infants, the middle-aged and the elderly

Management

Yanbin Wang, *Chairman & CEO*

- Established Harbin Rodobo Dairy Co., Ltd in 2002
- General Manager at Harbin Jinyu Maltose Syrup Co., Ltd (1997-2003)
- EMBA in Economy Management from Tsinghua University

Xiuzhen Qiao, *Chief Financial Officer*

- Joined Rodobo in 2007
- Previously CFO of Harbin Runtong Group, a private consumer beverage company
- EMBA from Harbin Industrial University

Xinjie Fu, *Head of Sales and Marketing*

- 20 years of experience in sales, marketing and operation in dairy industry
- Former General Manager of Milk Powder Division and Sales Director of China's leading state-owned dairy company
- Master's degree from Nankai University

CONTACTS

CORPORATE HEADQUARTERS

RODOBO International Inc.

380 Changjiang Road

Nangang District,

Harbin City, Heilongjiang, China 150001

Tel: 011-86-045182260522

INVESTOR RELATIONS

Consulting for Strategic Growth 1

www.cfsg1.com

Stanley Wunderlich, CEO

Tel: 1-800-625-2236;

Fax: 1-646-514-1177

Email: swunderlich@cfsg1.com